Exhibit 10.1

New Horizon Aircraft ltd.

Employee Stock purchase Plan

Adopted by the Board of Directors Effective: May 1, 2024

Approved by the Stockholders: effective May, 1 2024

I. PURPOSE

The Employee Stock Ownership Plan (“ESPP”) provides a means by which Eligible Employees of the Company may acquire shares of Common Stock. The Plan provides that the Company will match Eligible Employees procurement of Common Shares of the Company under an Employee Stock Purchase Plan, up to a defined maximum amount.

The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

II. Administration

The Board has responsibility for administering the Plan. By delegation of the Board, the Company’s Compensation Committee may administer the Plan.

The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan as noted below:

a)	To construe and interpret the Plan, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective;

b)	To settle all controversies regarding the Plan and Common Shares procured under the Plan;

c)	To suspend or terminate the Plan at any time as provided in Section V;

d)	To amend the Plan at any time as provided in Section VIII;

e)	Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and to carry-out the intent that the Plan be treated as an ESPP.

f)	To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees located in different jurisdictions. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible earnings, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements.

The Board, and by extension, the Compensation Committee, may delegate some or all of its authority under the Plan to one or more Officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation.

All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding, and conclusive on all persons.

III. Eligibility

Participation in the Plan may be granted only to Employees of the Company or, as the Board may designate in accordance with Section II, to Employees of a Related Corporation or an Affiliate. This ESPP is designed to comply with the coverage and participation requirements specified in in Sections 423(b)(3) and 423(b)(5) of the Code.

IV. Plan Structure

The Company will procure Common Shares from the Open Market on behalf of Participants on each Payroll Date using the following criteria:

a)	For Executive Management, an amount of up to 10%, such exact percentage to be determined by each Eligible Employee, of an Eligible Employee’s Base Salary, with such amount to be paid for half by the Company and half by the Eligible Employee; and

b)	For all other Employees, an amount of up to 6%, such exact percentage to be determined by each Eligible Employee, of an Eligible Employee’s Base Salary, with such amount to be paid for half by the Company and half by the Eligible Employee.

The stock purchasable under the Plan will be shares of authorized and issued reacquired Common Shares on the Open Market.

Common Shares procured by the Company in connection with matching contributions may be restricted from sale by an Eligible Employee until such time as the Eligible Employee has been a participant in the ESPP for a period of 12 months.

Eligible Participants in the Plan may be permitted to have Contributions designated as Registered Retirement Savings Account Contributions or such other permitted retirement designated accounts in accordance with relevant jurisdictional requirements.

V. Participation and Termination

An Eligible Employee may elect to participate in the ESPP and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company designee, an enrollment form provided by the Company or Company designee. The enrollment form will specify the percentage amount of Contributions, such amount not to exceed the maximum amount permitted by the Plan.

A Participant may cease making Contributions and withdraw from the Plan by delivering to the Company or a Company designee a withdrawal form provided by the Company. A Participant’s withdrawal from the Plan may restrict the Participant’s ability to rejoin the Plan for a period of 12 months.

Participation in the Plan will terminate immediately if the Participant:

a)	is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law); or

b)	is otherwise no longer eligible to participate.

If an employee ceases participation prior to the Vesting period concluding, the employee will not be eligible to receive those shares and the taxable benefit recorded will be reversed. Those shares will be sold in the open market with funds returned to the Company.

Unless otherwise required by Applicable Law, the Company will have no obligation to pay interest on Contributions during the intervening period of the Payroll Date and the Procurement Date.

VI. Covenants of the Company

The Company will seek to obtain from each federal, provincial or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to procure shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the lawful procurement of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability.

VII. Beneficiaries

The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan in the event the Participant dies. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

If a Participant dies, and in the absence of a valid beneficiary designation, any shares of Common Stock held within the Plan by the Participant will be transferred to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

VIII. Amendments and terminations

The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law. The Board may suspend or terminate the Plan at any time.

The Board will be entitled to:

a)	establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars;

b)	permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections;

c)	establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts procured for each Participant properly correspond with amounts withheld from the Participant’s Contributions; and

d)	establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan.

IX. Taxes

The Company makes no representation and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by

a)	withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; or

b)	any other method deemed acceptable by the Board.

X. Effective Date of Plan

The Plan will become effective on the Effective Date.

XI. Miscellaneous Provisions

The Plan does not constitute an employment contract. Nothing in the Plan will in any way alter the at-will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

The provisions of the Plan will be governed by the laws of the province of British Columbia without resort to that province’s conflicts of laws rules.

If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

XII. Definitions

As used in this Plan, the following definitions will apply to the capitalized terms indicated below:

Affiliate means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

Applicable Law means shall mean any applicable securities, federal, provincial or state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market).

Board means the board of directors of the Company.

Code means the Internal Revenue Code of 1986, as amended.

Compensation Committee means a committee of two or more members of the Board to whom authority has been delegated by the Board.

Common Stock means the Class A ordinary shares of the Company.

Company means New Horizon Aircraft Ltd., a British Columbia, Canada corporation.

Contributions means, collectively, Common Stock purchased by Eligible Employees and the Company under the terms of this ESPP.

Director means a member of the Board.

Effective Date means the effective date of this Plan, which is May 1, 2024.

Eligible Employee means an Employee who meets the requirements of participation in the ESPP.

Employee means any person, including an Officer or Director, who is employed by the Company or a Related Corporation.

Exchange Act means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

Executive Management means named executive officers as that definition is applied by the Securities Act.

Governmental Body means any:

a)	nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

b)	federal, provincial or state, local, municipal, foreign or other government;

c)	governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and tax authority) or other body exercising similar powers or authority; or

d)	self-regulatory organization (including the Nasdaq Stock Market).

Officer means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

Open Market means a stock exchange in which the Company’s Common Stock is actively traded.

Participant means an Eligible Employee actively contributing to the Plan.

Payroll Date means the second payroll cycle of each month in which the Company processes payments in exchange for services to Employees.

Plan means this New Horizon Aircraft Ltd. Employee Stock Ownership Plan, as amended from time to time.

Procurement Date means each date in which the Company acquires Common Stock on behalf of Eligible Employees.

Registered Retirement Savings Plan has the meaning defined by the Canada Revenue Agency for purposes of retirement savings accounts for Eligible Employees.

Related Corporation means any parent corporation or subsidiary corporation of the Company, whether now or subsequently established, as those terms are defined in related regulatory frameworks.

Securities Act means the U.S. Securities Act of 1933, as amended.

Tax-Related Items means any income tax, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan.

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